Exhibit 99.1
Encore Acquisition Company Announces Management Changes
FORT WORTH, Texas—(BUSINESS WIRE)—October 31, 2005
Encore Acquisition Company (NYSE:EAC) announced today that Jon S. Brumley will be promoted to Chief Executive Officer effective January 1, 2006 and continue in his current roles of President and Director. I. Jon Brumley stated, “This is an opportune time to step down as CEO. For the past three years, all of the officers have reported to Jonny and look to him for leadership. This is an obvious and positive step in the evolution of a great company.” I. Jon Brumley will remain Chairman of the Board and an employee of the Company.
In addition, Ben Nivens has been promoted to Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company effective November 1, 2005. Mr. Nivens, 45, has served as Vice President of Corporate Strategy and Treasurer of the Company since June 2005. From April 2002 to June 2005, Mr. Nivens served as an engineering manager of the Company. Prior to joining the Company, he worked as a reservoir engineer for Prize Energy from 1999 to 2002. From 1990 to 1999, Mr. Nivens worked in the corporate planning group at Union Pacific Resources and also served as a reservoir engineer. In addition, he worked as a reservoir engineer for Compass Bank in 1999. Mr. Nivens received a B.S. in Petroleum Engineering from Texas Tech University and an M.B.A. from Southern Methodist University. Jon S. Brumley stated, “Ben brings a wealth of practical experience to the CFO position. His engineering, operational, and financial expertise will play a vital role in shaping Encore’s future.”
Robert C. Reeves, the Company’s Vice President and Controller, has been promoted to Senior Vice President, Controller and Chief Accounting Officer as of November 1, 2005.
Roy W. Jageman has resigned as Executive Vice President, Chief Financial Officer and Secretary of the Company effective October 31, 2005 in order to pursue other interests.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Contact:
Encore Acquisition Company, Fort Worth
Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812